Exhibit 99.1

QUEST DIAGNOSTICS REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

•	Revenues of $1.93 billion, up 1.2% from 2014

•	Adjusted diluted EPS excluding amortization of $1.25, up 5.0% from 2014

•	Reported diluted EPS of $0.81 was negatively impacted by debt refinancing and other charges

•	Revenue outlook updated to reflect recently completed joint venture with Quintiles

•	Full year 2015 outlook for adjusted diluted EPS excluding amortization of $4.70 to $4.85, unchanged

MADISON, N.J., JULY 23, 2015 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that for the second quarter ended June 30, 2015, adjusted net income was $170 million compared to $157 million for 2014. Adjusted diluted EPS excluding amortization was $1.25 in the second quarter of 2015, compared to $1.19 in 2014. Amortization expense per diluted share was $0.08 in the second quarter of 2015 and $0.11 in 2014.

For the second quarter of 2015, reported net income was $118 million, or $0.81 per diluted share, compared to $133 million, or $0.92 per diluted share, in 2014. Reported net income in the second quarter of 2015 was negatively impacted by charges of $52 million after tax, or $0.36 per diluted share, of which $41 million is associated with the company’s recent debt refinancing. The remainder of the charges were related to restructuring and integration costs and ongoing efforts to drive operational excellence. In the second quarter of 2014, reported net income was reduced by charges of $24 million after tax, or $0.16 per diluted share, primarily related to restructuring and integration costs associated with acquisitions and ongoing efforts to drive operational excellence.

Second quarter 2015 revenue of $1.93 billion grew by 1.2% versus the prior year and grew 0.8% on an organic basis. Diagnostic information services revenue grew by 0.4%. Volume, measured by the number of requisitions, decreased by approximately 0.4%. Revenue per requisition grew by approximately 0.9%.

For the second quarter of 2015, adjusted operating income was $321 million, or 16.7% of revenues, compared to $296 million, or 15.5% of revenues, for 2014. Reported operating income was $301 million, or 15.6% of revenues, compared to $262 million, or 13.8% of revenues, in 2014. Adjusted cash provided by operations, reflecting cash charges for debt refinancing, was $324 million in the second quarter of 2015. Reported cash provided by operations in the second quarter of 2015 was $275 million and was negatively impacted by after tax cash charges of $49 million associated with the early retirement of debt in connection with the company’s debt refinancing. In the second quarter of 2014, reported cash provided by operations was $280 million.

“In the second quarter we once again grew operating income faster than revenues, demonstrating results from our five-point strategy. We are not just driving growth, we are driving profitable growth,” said Steve Rusckowski, President and Chief Executive Officer. “Our strategies to restore growth and drive operational excellence are delivering both a better customer experience and earnings growth. An important element of restoring growth is to engage with healthcare systems around their lab strategy.  Our recently announced acquisition of MemorialCare Health System’s outreach business is another great example of this effort. Also, we have updated our outlook to reflect the clinical trials joint venture, and have maintained our full year EPS guidance.”

First Half Performance

Revenues were $3.76 billion for the first six months of 2015, 3.2% better than the prior year. Adjusted net income was $311 million for the first six months of 2015 compared to $279 million in 2014. Adjusted diluted EPS excluding amortization was $2.30 for the first six months of 2015, compared to $2.12 in 2014. Reported net income for the first six months of 2015 was $179 million, or $1.23 per diluted share, compared to $237 million, or $1.63 per diluted share, in 2014. Reported net income in 2015 was negatively impacted by charges of $132 million after tax, or $0.90 per diluted share, principally associated with the debt refinancing.

Adjusted operating income for the first six months of 2015 was $590 million, or 15.7% of revenues, compared to $532 million, or 14.6% of revenues, for 2014. On a reported basis, operating income was $529 million, or 14.1% of revenues, compared to $470 million, or 12.9% of revenues, in 2014. Adjusted cash provided by operations for the first six months of 2015 was $454 million. Reported cash provided by operations for the six months of 2015 was $327 million and was negatively impacted by after tax cash charges of $127 million associated with the company’s debt refinancing. In the first six months of 2014, reported cash provided by operations was $364 million.

Outlook for 2015

For 2015, the company estimates results, before special items, as follows:

•	Full year 2015 revenue now expected to be between $7.49 billion and $7.57 billion.

•	Revenue for 2014 on an equivalent basis excludes clinical trials revenue reported in the third and fourth quarter of 2014 of $41 million and $46 million, respectively.

•	Updated 2015 revenue guidance is an increase of 2% to 3% versus 2014 on an equivalent revenue basis.

•	Previous 2015 revenue guidance was an increase of 2% to 3% versus 2014 reported revenue.

•	Adjusted diluted EPS excluding amortization to be between $4.70 and $4.85, unchanged.

•	Adjusted cash provided by operations to exceed $850 million, versus previous guidance that adjusted cash would approximate $850 million.

•	Capital expenditures to approximate $300 million, unchanged.

Note on Non-GAAP Financial Measures

As used in this press release: (i) for the purpose of income measures the term “adjusted” refers to operating performance measures that exclude special items such as charges on retirement of debt and related refinancing charges, restructuring and integration charges, and other items; (ii) the term “adjusted diluted EPS excluding amortization expense” represents the company's results before the impact of special items and amortization expense; (iii) the term “adjusted cash provided by operations” represents cash provided by operations before the cash impact of charges on retirement of debt; and (iv) the term “equivalent revenue” represents 2014 reported revenues excluding clinical trials revenues reported in the third and fourth quarters of 2014. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The attached tables include reconciliations of adjusted measures to measures reported under accounting principles generally accepted in the United States.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 800-677-4302 for domestic callers or 402-998-0977 for international callers. Telephone replays will be available from approximately 10:30 a.m. Eastern Time today until midnight Eastern Time on August 21, 2015.

Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 45,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

###

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2015 and 2014
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net revenues	$1,925	$1,902	$3,764	$3,648

Operating costs and expenses:
Cost of services	1,182	1,174	2,345	2,275
Selling, general and administrative	429	440	848	855
Amortization of intangible assets	20	25	41	47
Other operating (income) expense, net	(7)	1	1	1
Total operating costs and expenses	1,624	1,640	3,235	3,178

Operating income	301	262	529	470

Other income (expense):
Interest expense, net	(37)	(42)	(82)	(81)
Equity in earnings of equity method investees	7	6	14	12
Other (expense) income, net	(64)	3	(142)	4
Total non-operating expenses, net	(94)	(33)	(210)	(65)

Income before income taxes	207	229	319	405
Income tax expense	78	87	120	152
Net income	129	142	199	253
Less: Net income attributable to noncontrolling interests	11	9	20	16
Net income attributable to Quest Diagnostics	$118	$133	$179	$237

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$0.82	$0.92	$1.24	$1.64
Diluted	$0.81	$0.92	$1.23	$1.63

Weighted average common shares outstanding:
Basic	144	144	144	144
Diluted	145	145	145	145

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
June 30, 2015 and December 31, 2014
(in millions, except per share data)
(unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$150	$192
Accounts receivable, net	937	932
Inventories	109	110
Deferred income taxes	161	169
Prepaid expenses and other current assets	173	200
Total current assets	1,530	1,603
Property, plant and equipment, net	906	933
Goodwill	5,987	6,032
Intangible assets, net	1,022	1,071
Other assets	219	218
Non-current assets held for sale	56	—
Total assets	$9,720	$9,857

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,074	$1,191
Current portion of long-term debt	168	518
Total current liabilities	1,242	1,709
Long-term debt	3,568	3,224
Other liabilities	566	594
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both June 30, 2015 and December 31, 2014; 216 shares and 215 shares issued at June 30, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	2,444	2,418
Retained earnings	5,793	5,723
Accumulated other comprehensive loss	(25)	(27)
Treasury stock, at cost; 72 shares and 71 shares at June 30, 2015 and December 31, 2014, respectively	(3,900)	(3,815)
Total Quest Diagnostics stockholders' equity	4,314	4,301
Noncontrolling interests	30	29
Total stockholders' equity	4,344	4,330
Total liabilities and stockholders' equity	$9,720	$9,857

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2015 and 2014
(in millions)
(unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$199	$253
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	153	156
Provision for doubtful accounts	158	148
Deferred income tax benefit	(5)	(26)
Stock-based compensation expense	27	25
Excess tax benefits from stock-based compensation arrangements	(3)	—
Other, net	(5)	(2)
Changes in operating assets and liabilities:
Accounts receivable	(163)	(191)
Accounts payable and accrued expenses	(49)	(39)
Income taxes payable	17	44
Other assets and liabilities, net	(2)	(4)
Net cash provided by operating activities	327	364

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(6)	(723)
Capital expenditures	(117)	(117)
Increase in investments and other assets	—	(1)
Net cash used in investing activities	(123)	(841)

Cash flows from financing activities:
Proceeds from borrowings	1,829	1,738
Repayments of debt	(1,821)	(1,159)
Purchases of treasury stock	(149)	(57)
Exercise of stock options	55	30
Excess tax benefits from stock-based compensation arrangements	3	—
Dividends paid	(103)	(91)
Distributions to noncontrolling interests	(19)	(14)
Other financing activities, net	(41)	(13)
Net cash (used in) provided by financing activities	(246)	434

Net change in cash and cash equivalents	(42)	(43)

Cash and cash equivalents, beginning of period	192	187

Cash and cash equivalents, end of period	$150	$144

Cash paid during the period for:
Interest	$99	$82
Income taxes	$109	$138

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$118	$133	$179	$237
Less: earnings allocated to participating securities	1	—	1	1
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$117	$133	$178	$236

Weighted average common shares outstanding - basic	144	144	144	144
Effect of dilutive securities:
Stock options and performance share units	1	1	1	1
Weighted average common shares outstanding - diluted	145	145	145	145

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$0.82	$0.92	$1.24	$1.64
Diluted	$0.81	$0.92	$1.23	$1.63

2)
Adjusted amounts for operating income and net income attributable to Quest Diagnostics represent the company's results before the impact of special items, such as the charges on retirement of debt and related refinancing charges, restructuring and integration charges and other items. Adjusted diluted EPS excluding amortization expense represents the company's results before the impact of special items and amortization expense. Adjusted cash provided by operations represents cash provided by operations before the cash impact of charges on retirement of debt. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following table reconciles reported results to adjusted results:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(dollars in millions, except per share data)
Adjusted operating income:
Operating income	$301	$262	$529	$470
Restructuring and integration charges (a)	23	27	54	51
Other (b)	(3)	7	7	11

Adjusted operating income	$321	$296	$590	$532

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	15.6%	13.8%	14.1%	12.9%
Restructuring and integration charges (a)	1.2	1.4	1.4	1.4
Other (b)	(0.1)	0.3	0.2	0.3

Adjusted operating income as a percentage of net revenues	16.7%	15.5%	15.7%	14.6%

Adjusted net income:
Net income attributable to Quest Diagnostics	$118	$133	$179	$237
Charges on retirement of debt and related refinancing charges (c) (d)	41	—	94	—
Restructuring and integration charges (d)	14	19	33	34
Other (d)	(3)	5	5	8

Adjusted net income	$170	$157	$311	$279

Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$0.81	$0.92	$1.23	$1.63
Charges on retirement of debt and related refinancing charges (c) (d)	0.28	—	0.64	—
Restructuring and integration charges (a) (d)	0.10	0.13	0.22	0.24
Other (b) (d)	(0.02)	0.03	0.04	0.05
Amortization expense (e)	0.08	0.11	0.17	0.20

Adjusted diluted EPS excluding amortization expense	$1.25	$1.19	$2.30	$2.12

Adjusted cash provided by operations:
Cash provided by operations	$275	$280	$327	$364
Cash charges on retirement of debt (f)	49	—	127	—

Adjusted cash provided by operations	$324	$280	$454	$364

(a)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business. The following table summarizes the impact of restructuring and integration charges on the company's consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(dollars in millions)
Cost of services	$11	$11	$31	$23
Selling, general and administrative	12	16	23	28

	$23	$27	$54	$51

(b)
For the three months ended June 30, 2015, primarily represents a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition, partially offset by costs incurred related to legal matters and non-cash asset impairment charges. For the six month ended June 30, 2015, primarily represents non-cash asset impairment charges primarily associated with our Celera Products business and costs incurred related to legal matters, partially offset by a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition.

For the three and six months ended June 30, 2014, principally represents costs incurred related to the settlement of legal matters.

(c)
Charges on retirement of debt and related refinancing charges represent: charges associated with the March 2015 cash tender offer (the "Tender Offer") in which the company purchased $250 million aggregate principal amount of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040; and charges associated with the April 2015 redemption (the "Redemption") in which the company redeemed all of its 5.45% Senior Notes due November 2015, $150 million of its 3.2% Senior Notes due April 2016 and all of its 6.4% Senior Notes due July 2017. The following table summarizes the impact of pre-tax charges on retirement of debt and related refinancing charges on the company's consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(dollars in millions)
Interest expense, net	$1	$—	$6	$—
Other (expense) income, net	65	—	144	—

	$66	$—	$150	$—

(d)
For the charges on retirement of debt and related refinancing charges, income tax benefits were calculated such that the combined federal and state rate for the full year will be 40%. For the restructuring and integration charges and other items, income tax impacts, where recorded, were calculated using combined federal and state rates of 38.9% and 38.2% for 2015 and 2014, respectively.

(e)
Represents the impact of amortization expense on diluted earnings per common share, net of the income tax benefit. The income tax benefit was calculated using combined federal and state rates of 38.9% and 38.2% for 2015 and 2014, respectively.

(f)	Represents $146 million of pre-tax cash charges on retirement of debt in connection with our recent debt refinancing, net of the estimated cash tax benefit.

3)
Other operating (income) expense, net includes miscellaneous income and expense items related to operating activities. For the three months ended June 30, 2015, other operating (income) expense, net principally includes a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition, partially offset by a non-cash asset impairment charge. Other operating (income) expense, net for the six months ended June 30, 2015, principally includes non-cash asset impairment charges primarily associated with our Celera Products business, substantially offset by a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition.

4)
Other (expense) income, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the three and six months ended June 30, 2015, other (expense) income, net includes $65 million and $144 million, respectively, of pre-tax charges on the retirement of debt associated with the Tender Offer and Redemption.

5)
For the three months ended June 30, 2015, the company repurchased 0.6 million shares of its common stock at an average price of $72.03 per share for $39 million. For the six months ended June 30, 2015, the company repurchased 2.1 million shares of its common stock at an average price of $71.62 per share for $149 million. At June 30, 2015, $547 million remained available under the company’s share repurchase authorizations.

6)
The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2015 before the impact of special items and amortization expense. The outlook for adjusted cash provided by operations represents management’s estimate for the full year 2015 before the cash impact of charges on retirement of debt. These measures are presented because management believes they are useful adjuncts to the corresponding amounts determined under accounting principles generally accepted in the United States since they are meaningful to evaluate the company’s ongoing operating performance. Adjusted diluted EPS excluding amortization expense and adjusted cash provided by operations are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as alternatives to the corresponding amount determined under accounting principles generally accepted in the United States.

The following table reconciles our 2015 outlook for adjusted diluted EPS excluding amortization expense and adjusted cash provided by operations to the corresponding amounts determined under accounting principles generally accepted in the United States:

	Low	High
Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$3.43	$3.58
Charges on retirement of debt and related refinancing charges (a)	0.64	0.64
Restructuring and integration charges (b)	0.22	0.22
Other (c)	0.04	0.04
Amortization expense, net of tax (d)	0.37	0.37

Adjusted diluted EPS excluding amortization expense	$4.70	$4.85

Adjusted cash provided by operations:
Cash provided by operations		$723
Cash charges on retirement of debt (e)		127

Adjusted cash provided by operations		$850

(a)	Represents pre-tax charges of $150 million, incurred through June 30, 2015, associated with the retirement of debt and related refinancing charges in connection with the Tender Offer and Redemption.

(b)
Represents pre-tax charges of $54 million primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business through June 30, 2015.

(c)
Represents pre-tax charges of $20 million associated with non-cash impairment charges primarily associated with our Celera Products business and costs incurred related to legal matters, partially offset by a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition through June 30, 2015.

(d)
Represents the full year impact of amortization expense (including amortization expense associated with our equity in earnings of equity method investees), estimated at approximately $88 million or $54 million, net of an estimated tax benefit, on diluted earnings per common share.

(e)	Represents pre-tax cash charges of $146 million on retirement of debt in connection with our recent debt refinancing, net of the estimated cash tax benefit through June 30, 2015.

7)
The outlook for 2% to 3% revenue growth represents management’s estimates for the full year 2015 versus reported full year 2014 revenues adjusted to exclude the third and fourth quarter 2014 clinical trials revenue. Effective July 1, 2015, the company’s clinical trials business was contributed to the clinical trials joint venture, consequently our full year 2015 revenues will not include these revenues in the second half of 2015. Revenues for 2014 have been adjusted to exclude clinical trials revenues to provide an equivalent basis for our growth outlook. The following table reconciles our 2014 net revenues determined under accounting principles generally accepted in the United States with equivalent revenue for 2014:

		2014 Net Revenues
2014 reported revenue		$7,435
Excluded revenue (a)		(87)

2014 equivalent revenue		$7,348

2015 Revenue Outlook	Low	High
2014 equivalent revenue	$7,348	$7,348
Growth outlook	2%	3%
2015 revenue outlook	$7,490	$7,570

(a)	The 2014 excluded revenue is comprised of $41 million and $46 million of clinical trials revenues reported in the third and fourth quarters of 2014, respectively.